GRANDALL LEGAL GROUP

December 16, 2010

Ossen Innovation Co., Ltd
518 Shangcheng Road, Floor 17
Shanghai, 200120
People’s Republic of China

Re:    Consent Letter

To Whom It May Concern:

We, Grandall Legal Group, hereby consent to the use of our name under the captions of “Legal Matters” and “PRC Government Regulation – Regulation of Overseas Investments and Listings and the New Merger and Acquisition Rules” and we expressly consent to the use of the statement “Grandall Legal Group, our PRC counsel, has advised us that CSRC approval is not required in connection with the establishment of our PRC subsidiaries because the equity interests in these entities were established by us prior to the effective date of the regulation” in the section “PRC Government Regulation – Regulation of Overseas Investments and Listings and the New Merger and Acquisition Rules”, as required under Rule 436 of the Securities Act of 1933, as amended.

In addition, we hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Sincerely yours,
/s/Grandall Legal Group
Grandall Legal Group (Shanghai) Office